Exhibit 99.8

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Operating Officer & Chief Financial Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. RECAPITALIZES 1604 BROADWAY

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New York, NY, April 24, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it has completed a refinancing of 1604 Broadway for $27 million, returning more than 100% of SL Green’s investment in the property and triggering an incentive fee that increased SL Green’s effective ownership of the property from 45% to 63%.  The mortgage has an effective interest rate of 5.66% and matures in April 2012.

SL Green, in partnership with Jeff Sutton and Onyx Equities, acquired the leasehold interest in the 41,100-square-foot Times Square retail property in November 2005.  After repositioning the property and implementing a targeted leasing campaign, the venture executed a lease with Spotlight, an exciting restaurant entertainment concept from Las Vegas, during the fourth quarter of 2006. In April of 2007, Spotlight opened the doors to its flagship Manhattan venue.

Andrew Mathias, President of SL Green, said, “This is the second recapitalization in our retail portfolio, the first being the highly successful refinance of 21-25 West 34th Street after signing Apple Computer.  Our ability to access quality financing with highly favorable terms is a direct result of the venture’s ability to reposition the asset and attract premier tenants via strategic marketing efforts.  In just over one year of owning 1604 Broadway, we have more than quadrupled the value of the asset.”

Sonnenblick Goldman acted as the exclusive financial advisors to SL Green.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.